Exhibit 5.1

JONES DAY

2727 NORTH HARWOOD STREET  •  DALLAS, TEXAS 75201-1515  •  MAILING ADDRESS: P.O. BOX 660623  •  DALLAS, TEXAS 75266-0623

TELEPHONE: (214) 220-3939  •  FACSIMILE: (214) 969-5100

[—], 2011

Chuy’s Holdings, Inc.

1623 Toomey Rd.

Austin, Texas 78704

Re:	Registration Statement No. 333-

up to [—] shares of Common Stock, par value $0.01 per share

Ladies and Gentlemen:

We are acting as counsel for Chuy’s Holdings, Inc., a Delaware corporation (the “Company”), in connection with the initial public offering and sale of up to [—] shares (the “Company Shares”) of common stock, par value $0.01 per share, by the Company and up to [—] shares (the “Stockholder Shares” and, together with the Company Shares, the “Shares”) by certain stockholders of the Company pursuant to the Underwriting Agreement (the “Underwriting Agreement”) proposed to be entered into by and among the Company, Jefferies & Company, Inc. and Robert W. Baird & Co. Incorporated acting as the representatives of the several underwriters to be named in Schedule A thereto, and the selling stockholders to be named in Schedules B-1 and B-2 thereto.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based upon the foregoing and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1. The Company Shares have been authorized by all necessary corporate action of the Company and, when issued and delivered pursuant to the Underwriting Agreement against payment of the consideration therefor, as provided in the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

2. The Stockholder Shares have been authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

In rendering the opinion set forth above, we have assumed that the Underwriting Agreement will have been executed and delivered by the parties thereto and the resolutions authorizing the Company to issue and deliver the Company Shares pursuant to the Underwriting Agreement will be in full force and effect at all times at which the Company Shares are issued and delivered by the Company.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.

ALKHOBAR  •  ATLANTA  •  BEIJING  •  BOSTON   •  BRUSSELS  •  CHICAGO  •  CLEVELAND  •  COLUMBUS  •  DALLAS  •  DUBAI

FRANKFURT  •  HONG KONG   •  HOUSTON  •  IRVINE  •  JEDDAH  •  LONDON  •  LOS ANGELES  •  MADRID  •  MEXICO CITY

MILAN  •  MOSCOW  •  MUNICH  •  NEW DELHI  •  NEW YORK  •  PARIS  •  PITTSBURGH  •  RIYADH

SAN DIEGO  •  SAN FRANCISCO  •  SHANGHA   •  SILICON VALLEY  •  SINGAPOREI  •  SYDNEY  •  TAIPEI  •  TOKYO  •  WASHINGTON

JONES DAY

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-1 (No. 333-            ) (the “Registration Statement”) filed by the Company to effect registration of the Shares under the Securities Act of 1933 (the “Act”) and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,